                                                                    EXHIBIT 4.02



                              EQUITY LINE OF CREDIT
                                       AND
                          SECURITIES PURCHASE AGREEMENT

        This Equity Line of Credit and Securities Purchase Agreement (the "Agreement") is entered into as of April 8, 1999 (the "Execution Date"), by and among Corixa Corporation, a Delaware corporation, with a principal office located at 1124 Columbia Street, Suite 200, Seattle, Washington 98104 (the "Company"), and Castle Gate, L.L.C., a Washington limited liability company, with a principal office located at 2365 Carillon Point, Kirkland, Washington 98033, (the "Investor").

        WHEREAS:

        A. The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

        B. The Company has authorized a new series of preferred stock, $0.001 par value, designated as Series A Preferred Stock (the "Preferred Stock"), having the rights, preferences and privileges set forth in the Certificate of Designation of Rights, Preferences and Privileges substantially in the form attached hereto as Exhibit A (the "Certificate of Designation");

        C. The Preferred Stock is convertible into shares of common stock, $0.001 par value per share, of the Company (the "Common Stock"), upon the terms and subject to the limitations and conditions set forth in the Certificate of Designation;

        D. The Investor desires to provide to the Company an equity line of credit in the aggregate amount of Fifty Million Dollars ($50,000,000) upon the terms and conditions set forth in this Agreement, in exchange for which the Company desires to issue and sell to the Investor and the Investor desires to purchase (i) a maximum aggregate of Fifty Thousand (50,000) shares of Preferred Stock, with each share having a purchase price of One Thousand Dollars ($1,000), for a maximum aggregate purchase price of Fifty Million Dollars ($50,000,000),
(ii) a warrant to purchase up to Five Hundred Thousand (500,000) shares of Common Stock substantially in the form attached hereto as Exhibit B (the "10 Year Warrant") and (iii) a series of additional warrants to purchase shares of Common Stock with an aggregate market value of Eight Million One Hundred and Twenty-Five Thousand Dollars ($8,125,000) substantially in the forms attached hereto as Exhibits C, D, and E (collectively, the "5 Year Warrants" and together with the 10 Year Warrant, the "Warrants"); and

        E. Contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit F (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the Investor has agreed to provide certain notices of sale, each as set forth therein.

        F. Contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Standstill Agreement, substantially in the form attached hereto as Exhibit G (the "Standstill Agreement"), so as to provide limits on the Investor's ownership of capital stock of the company other than pursuant to this Agreement.

        NOW THEREFORE, the Company and Investor hereby agree as follows:

               1.     EQUITY LINE OF CREDIT

                      a. Equity Line of Credit. Subject to the terms and conditions hereof, the Investor agrees to maintain, for a period of two (2) years subsequent to the consummation of the Initial Draw (as defined below), an equity line of credit in the aggregate principal amount of Fifty Million Dollars ($50,000,000) (the "Line of Credit") pursuant to which funds will be available solely to the Company within ten (10) business days notice following the Company's request for such funds in accordance with the terms set forth in this Agreement.

                      b. Initial Draw. On the Execution Date, the Investor shall provide the Company under the Line of Credit, and the Company shall draw down under the Line of Credit, Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the "Initial Draw"), thereby reducing to Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000) the remaining amount available to the Company under the Line of Credit.

                      c. Subsequent Draws. After the Initial Draw, any further draw downs by the Company under the Line of Credit (each individually a "Subsequent Draw" and collectively, the "Subsequent Draws") shall take place solely at the option of, and upon the request by, the Company, provided that (i) no less than Twelve Million Five Hundred Thousand Dollars ($12,500,000) shall be requested by the Company or provided by the Investor per each Subsequent Draw, unless an aggregate of less than Twelve Million Five Hundred Thousand Dollars ($12,500,000) remains available under the Line of Credit, in which case the Company may request the remaining amount of the Line of Credit, (ii) the Company must request any such Subsequent Draw(s) within two (2) years of the consummation of the Initial Draw, and (iii) subject to Section 5(d) hereof, the Company has provided the Investor with ten (10) business days notice of its request for any such Subsequent Draw(s). Upon such request by the Company, the Investor shall provide the Company with the full amount of the requested funds.

               2.     PURCHASE AND SALE OF SECURITIES.

                      a. Sale of Preferred Shares. Subject to the terms and conditions hereof, in consideration for the Line of Credit described above, the Company shall issue and sell to Investor, and Investor agrees to purchase from the Company, up to Fifty Thousand (50,000) shares of Series A Preferred Stock (collectively, together with any Preferred Stock issued in replacement thereof or as a dividend thereon or otherwise with respect thereto in accordance with the terms thereof, the "Preferred Shares") each with a purchase price of One Thousand Dollars ($1,000) per share (the "Purchase Price"), for a maximum aggregate purchase price of Fifty



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Million Dollars ($50,000,000). One (1) Preferred Share will be issued to the
Investor for each One Thousand Dollars ($1,000) provided by the Investor to the Company pursuant to the Line of Credit. The shares of Common Stock issuable or issued upon conversion of the Preferred Stock are referred to herein as the "Conversion Shares." The Preferred Stock, the Warrants and the Conversion Shares are collectively referred to herein as the "Securities."

                      b. Issuance of Warrants. Also in consideration of the Line of Credit, and subject to the terms and conditions hereof, on the Initial Closing, as defined below, the Company will issue to Investor, and Investor will acquire from the Company, the 10 Year Warrant and the 5 Year Warrant attached hereto as Exhibit C (collectively, the "Initial Closing Warrants"). In addition, the 5 Year Warrants attached hereto as Exhibits D and E, respectively, will be issued to the Investor on the first anniversary and the second anniversary of the Execution Date, respectively. Each issuance of Warrants will be pursuant to the terms and conditions set forth in each of the respective Warrants.

                      c. Initial and Subsequent Closings. Subject to the terms set forth in this Agreement, the issuance, sale and purchase of the Preferred Stock and Warrants shall be consummated in one or more separate closings. The first closing is hereinafter referred to as the "Initial Closing" and any later closing is hereinafter referred to as a "Subsequent Closing" (the Initial Closing and any Subsequent Closings, sometimes referred to herein as a "Closing"). The Initial Closing shall occur, subject to the satisfaction of the conditions set forth in Sections 7 and 8, on the Execution Date, immediately following consummation of the Initial Draw (when the Company receives confirmation from the applicable bank that the wire transfer of Twelve Million Five Hundred Thousand Dollars ($12,500,000) has been deposited into the account designated by the Company), and the issuance and sale by the Company of Twelve Thousand Five Hundred (12,500) Preferred Shares to the Investor and the issuance of the Initial Closing Warrant(s).

                      d. Subsequent Closing Notice. The Company, at its sole election, may consummate (a) Subsequent Closing(s) by delivering, subject to
Section 5(d) hereof, a notice satisfying the conditions of this Section (the "Subsequent Closing Notice") to the Investor at least ten (10) business days prior to the date that the Company desires to make a Subsequent Draw. The Company may request the Subsequent Draw(s) at any time on or prior to the date that is two years from the date of the Initial Closing. In the Subsequent Closing Notice, the Company shall represent to the Investor that (i) the Company elects to consummate the transactions contemplated hereby as a Subsequent Draw and (ii) the conditions set forth in Section 8 hereof have been satisfied, subject to an updated Schedule of Exceptions.

                      e. Issuance and Sale of Securities at Subsequent Closing(s). Each Subsequent Closing (if any) shall occur, subject to the satisfaction of the conditions set forth in Sections 7 and 8, upon consummation of (i) the applicable Subsequent Draw (when the Company receives confirmation that the wire transfer of the full amount of requested funds has been deposited into the account designated by the Company) and the corresponding issuance and sale by the Company to the Investor of that number of Preferred Shares equal to the amount of funds requested by the Company in such Subsequent Draw divided by One Thousand Dollars ($1,000).



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The Company shall issue and sell to Investor and Investor shall purchase from the Company a minimum of Twelve Thousand Five Hundred (12,500) shares of Preferred Stock.

                      f. Payment. At each Closing, the Investor shall pay the aggregate Purchase Price for the Preferred Stock and the Warrant(s), if applicable, being purchased by Investor by wire transfer to the Company, in accordance with the Company's written wiring instructions, against delivery of duly executed stock certificates for the same, and the Company shall deliver such Preferred Stock and Warrants, if applicable, against delivery of such aggregate Purchase Price.

                      g. Closing Dates. Subject to the satisfaction of the conditions set forth in Sections 7 and 8 below, the date and time of the issuance, sale and purchase of the Securities pursuant to this Agreement shall be (i) for the Initial Closing, on the Execution Date and (ii) for each Subsequent Closing (if any), subject to Section 5(d) hereof, on the day ten (10) business days following receipt by the Investor of the Subsequent Closing Notice from the Company. Each Closing shall occur at 12:00 p.m. Pacific Time, at the offices of Venture Law Group, 4750 Carillon Point, Kirkland, Washington 98033.

               3. INVESTOR'S REPRESENTATIONS AND WARRANTIES. Investor represents and warrants to the Company that, as of the date hereof:

                      a. Investment Purpose. The Investor is purchasing the Securities for its own account as principal for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act.

                      b. Accredited Investor Status. The Investor is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D and has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Securities.

                      c. Reliance on Exemptions. The Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor's compliance with, the representations, warranties, agreements, covenants, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

                      d. Information. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities and the Line of Credit which have been requested by the Investor or its advisors. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received what the Investor believes to be satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigation conducted by the Investor or any of its advisors or representatives shall modify, amend or affect the Investor's right to rely on the Company's representations and warranties contained in Section 4 below. The Investor understands that its investment in the Securities involves a significant degree of risk.

                      e. Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

                      f. Transfer or Resale. The Investor understands that (i) no public market now exists for the Securities and that the Company has made no assurances that a public market will ever exist for the Securities, (ii) except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act or any applicable state securities laws, and may not be transferred unless (a) subsequently included in an effective registration statement thereunder, (b) the Investor shall have delivered to the Company an opinion of counsel (which opinion shall be satisfactory to the Company) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (c) sold pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule) ("Rule 144")), (iii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if Rule 144 is not applicable, any resale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the "SEC" thereunder, and (iv) neither the Company nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration Rights Agreement).

                      g. Legends. The Investor understands that the Preferred Shares, the Warrants and, until such time as the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the Conversion Shares, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

                             (i) The following legend under the 1933 Act:

                      "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO



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                      THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT
                      REQUIRED"; and

                             (ii) Any other legend required by the laws of any state in which the Securities will be issued.

                      The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Security is registered for sale under an effective registration statement filed under the 1933 Act, or (b) such holder provides the Company with an opinion of counsel, satisfactory to the Company, to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act and such sale or transfer is effected or (c) such holder provides the Company with reasonable assurances that such Security can be sold pursuant to Rule 144 under the 1933 Act (or a successor rule thereto) without any restriction as to the number of Securities acquired as of a particular date that can then be immediately sold. The Investor agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

                      h. Authorization; Enforcement. The Investor represents and warrants to the Company that (i) the Investor has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, to purchase the Securities to be purchased by it and to carry out and perform all of its obligations under this Agreement, and (ii) this Agreement constitutes the legal, valid and binding obligation of the Investor, enforceable in accordance with its terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights generally and (2) as limited by equitable principles generally and (iii) to the extent that indemnification provisions in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

                      i. Transactions in Common Stock of the Company. As of the date hereof, Investor owns no shares of the Common Stock of the Company. In addition, Investor represents that it has not, within the ninety (90) days prior to the date hereof, engaged in any purchases or sales of the Common Stock of the Company or, without limitation, any puts, calls, futures contracts, short sales or hedging or arbitrage transactions with respect thereto.

                      j. Residency. The Investor is a limited liability company organized under the laws of the State of Washington and is a resident of the State of Washington.

                      k. No Legal, Tax or Investment Advice. The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with this Agreement and all exhibits hereto and the transactions contemplated herein and therein.

               4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Investor that, except as set forth in the Schedule of Exceptions attached hereto as Exhibit H, as of the date hereof:

                      a. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and/or proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have an Adverse Effect on the Company. For purposes of this Agreement, "Adverse Effect" means with respect to the Company and its subsidiaries, taken as a whole, any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, or results of operations of the Company and its subsidiaries taken as a whole.

                      b. Authorization; Enforcement. The Company has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement, the Registration Rights Agreement, the Standstill Agreement and the Warrants, to sell and issue the Preferred Shares and the Warrants and to carry out and perform all of its obligations under this Agreement, the Registration Rights Agreement, the Standstill Agreement and the Warrants. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Standstill Agreement and the Warrants by the Company, and the authorization, sale, issuance and delivery of the Securities being sold hereunder by the Company and the performance of the Company's obligations hereunder and under the Warrants, the Standstill Agreement and the Registration Rights Agreement has been taken. This Agreement, the Registration Rights Agreement, the Standstill Agreement and the Warrants constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) as limited by equitable principles generally and (iii) to the extent that indemnification provisions in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

                      c. Capitalization. The authorized capital stock of the Company consists of Forty Million (40,000,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of which there were Fourteen Million Six Hundred Sixty Nine Thousand Three Hundred and Eighty-Five (14,669,385) shares issued and outstanding as of March 31, 1999, and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share, none of which shares are issued and outstanding. All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of any liens or encumbrances and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of March 31, 1999, the Company had reserved an aggregate of Two Million Eight Hundred Fifty Four Thousand Nine Hundred and Eighty-Three (2,854,983) shares of the Company Common Stock, net of exercises, for issuance under the Corixa Corporation 1994 Amended and Restated Stock Option Plan (the "Corixa Stock Option Plan"), the Corixa Corporation Directors' Stock Option Plan (the "Corixa Directors' Plan"), and the Corixa Corporation 1997 Employee Stock Purchase Plan (the "Corixa ESPP", and together with the Corixa Stock Option Plan and the Corixa Directors' Plan, the "Corixa Plans"). As of March 31, 1999, the Company had reserved Two Million Four Hundred Forty One Thousand Nine Hundred and Ninety-Three (2,441,993) shares of the Company's Common Stock for issuance to employees, directors and consultants pursuant to the Corixa Stock Option Plan, of which Three Hundred Twenty Five Thousand Two Hundred and Eighty-Three (325,283) shares have been issued pursuant to option exercises, and One Million Nine Hundred Sixty Seven Thousand Nine Hundred and Forty-Two (1,967,942) shares are subject to outstanding, unexercised options. As of March 31, 1999, the Company had reserved Three Hundred Thousand (300,000) shares of the Company's Common Stock for issuance to directors pursuant to the Corixa Directors' Plan, of which Seventy Five Thousand (75,000) are subject to outstanding, unexercised options. As of March 31, 1999, the Company had reserved One Hundred Thirty Thousand Eight Hundred and Eighty-Seven (130,887) shares of the Company's Common Stock for issuance to employees pursuant to the Corixa ESPP, of which Seventeen Thousand Eight Hundred and Ninety-Seven (17,897) shares have been issued to employees. Other than as set forth in the Schedule of Exceptions or as contemplated in this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which either the Company is bound or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                      d. Issuance of Shares. The Securities are duly authorized and, upon issuance in accordance with the terms of this Agreement (including the issuance of the Conversion Shares upon conversion of the Preferred Shares in accordance with the Certificate of Designation) will be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of the Company. Based in part upon the representations of the Investor in this Agreement, the offer, sale and issuance of the Preferred Stock and Warrants will be made in compliance with all applicable federal and state securities laws. The shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants have been duly and validly reserved and, upon issuance in accordance with the terms of the Certificate of Designation and the Warrants, respectively, will be duly and validly issued, fully-paid and nonassessable, and will be issued in compliance with all applicable federal and state securities laws.

                      e. No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Standstill Agreement and the Warrants by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the filing of the Certificate of Designation and the issuance and reservation for issuance of the Conversion Shares) will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or Bylaws or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both is reasonably likely to become a default) under, or give to others any rights of termination, acceleration or cancellation of, any indenture, mortgage, lease or other material agreement or instrument which the Company is required to file with the SEC as an exhibit to its Filings under the 1934 Act (as defined below) ("Material Agreements"), or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (in each case except for such conflicts, defaults, terminations, accelerations, cancellations and violations that are not reasonably likely to, individually or in the aggregate, have an Adverse Effect).

                      f. Accuracy of Reports; Financial Statements. All reports required to be filed with the SEC by the Company during the twelve (12) month period preceding the date of this Agreement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), copies of which have been made available to the Investor (the "SEC Documents"), have been duly and timely filed, were in substantial compliance with the requirements of their respective forms when filed, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein in light of the circumstances in which made not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly present the consolidated financial position of the Company and any subsidiaries at the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments). Except as set forth in the SEC Documents, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto which could reasonably be expected to have an Adverse Effect on the Company.

                      g. Changes. Since March 22, 1999, (the date on which the Company's Form 10-K for the year ended December 31, 1998 was filed with the
SEC), there has not been (a) any incurrence by the Company of any material liability, absolute or contingent, or (b) any event or condition of any character that has materially and adversely affected or might materially and adversely affect the business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted). There is no material liability or contingency of the Company that is not disclosed in the SEC Documents.

                      h. Governmental Consents, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, any of the Warrants, the Standstill Agreement or the Registration Rights Agreement, or the consummation of any other transaction contemplated hereby and thereby, except such filings as may be required to be made with the SEC, the National Association of Securities Dealers, Inc. ("NASD"), the Nasdaq National Market, such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") and filings with governmental authorities for purposes of effecting compliance with the securities and blue sky laws in the states in which Securities are offered and/or sold, which compliance will be effected in accordance with such laws.

                      i. Litigation. There is no pending or, to the best of the Company's knowledge, threatened lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation ("Litigation") to which the Company is a party or by which any material portion of its assets, taken as a whole, may be bound, nor is the Company aware of any basis therefor, which Litigation, if adversely determined, would have an Adverse Effect on the Company.

                      j. Patents and Trademarks. To its knowledge, and except as disclosed in the SEC Documents, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without infringement of any rights of a third party. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity, which violation would have an Adverse Effect on the Company. Except as disclosed in the SEC Documents, the Company has not granted (nor has the Company licensed from a third party) any material rights to or licenses to its patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes.

                      k. Registration Rights. Except for the registration rights granted in connection with (i) that certain Amended and Restated Investors' Rights Agreement dated May 10, 1996 between the Company and the purchasers identified on Exhibit A thereto, (ii) that certain Agreement and Plan of Merger dated June 22, 1998, by and among the Company, GenQuest, Inc. and Chinook Corporation, (iii) certain warrants to purchase up to 454,533 shares of Common Stock issued to former GenQuest, Inc. warrant holders, (iv) that certain Agreement and Plan of Reorganization dated December 11, 1998, by and among the Company, Anergen, Inc. and Yakima Acquisition Corporation, (v) certain warrants to purchase up to 4,220 shares of Common Stock issued to former Anergen, Inc. warrant holders and (vi) this Agreement, the Company has not agreed to register the sale of any of its securities under the 1933 Act.

                      l. Disclosure. No representation or warranty of the Company contained in this Agreement or the exhibits attached hereto (when read together and taken as a whole), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

                      m. Solvency; No Default. The Company has sufficient funds and cash flow to pay its debts and other liabilities as they become due, and the Company is not in default with respect to any material debt or liability.

                      n. No Material Default. The Company is not in violation of or default under any provision of (a) its Certificate of Incorporation or Bylaws or (b) any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise or license to which it is a party or by which it is bound or (c) any federal or state judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, except with respect to clauses (b) and (c) above, such violations or defaults as would not have an Adverse Effect on the Company.

               5.     COVENANTS.

                      a. Line of Credit. The Investor represents and covenants that it has and will maintain immediately available funds sufficient to provide the Line of Credit to the Company on the terms set forth in this Agreement.

                      b. Standstill Agreement. In accordance with the terms and conditions of the Standstill Agreement substantially in the form attached hereto as Exhibit G, the Investor covenants that neither it nor any of its Affiliates (as such term is defined in the Standstill Agreement) will purchase any shares of the Company's capital stock except pursuant to this Agreement and the Warrants.

                      c. Minimum Conversion. The Investor will not request to make an optional conversion of Preferred Shares pursuant to Section 6(A) of the Certificate of Designation unless such conversion will result in the issuance of that number of shares of Common Stock having an aggregate value of at least Ten Million Dollars ($10,000,000), based upon the applicable Conversion Price (as defined in Section 6(C) of the Certificate of Designation), provided that, if the date is more than two (2) years after the Execution Date and the aggregate value based upon the applicable Conversion Price of all of the shares of Preferred Stock held by the Investor is less than Ten Million Dollars ($10,000,000), the Investor may convert all, but not less than all, of the remaining Preferred Shares held by the Investor.

                      d. HSR Filings. From time to time during the term hereof as may be required, the Company and the Investor each shall execute and file, or cause the execution and filing of, all applications and documents that may be required by the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("Antitrust Division") a premerger notification form and any other supplemental information which may be requested in connection with this Agreement and the transactions contemplated hereby pursuant to HSR, which filings and supplemental information will comply in all material respects with HSR. The

Company and the Investor shall cooperate fully with each other in connection with the preparation of such filings and shall each pay fifty percent (50%) of any applicable HSR filing fee. Prior to any Subsequent Draws or the Investor's exercise of any Warrants, and from time to time as may be appropriate, the Company and the Investor shall consult with each other concerning the necessity and timing of each applicable filing under HSR and mutually agree upon an appropriate course of action. The Company and the Investor each shall use their best commercial efforts to take such action as may be required to cause the expiration or early termination the notice periods under HSR as promptly as possible after any applicable filing date and to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under HSR; provided, however, notwithstanding the foregoing, neither party shall agree to any change or amendment to this Agreement unless such change or amendment is agreed to by the other party in advance. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or the transactions contemplated hereby as violative of HSR, the Company and the Investor shall cooperate and use best commercial efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that is in effect and that prohibits, prevents, or restricts consummation and/or effectiveness of the Agreement or the transactions contemplated hereby, unless by mutual agreement the Company and the Investor decide that such action is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR. Notwithstanding the foregoing, neither the Company nor the Investor will have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order beyond the first anniversary of the applicable filing date.

                      e. Additional Equity Capital. Subject to the exceptions described below, the Company will not, for a period of two (2) years after the Initial Closing, without the prior written consent of the Investor, enter into any agreement or arrangement with any third party to obtain additional financing (including in the form of debt or equity) unless the Company has first drawn down all funds available under the Line of Credit and issued the maximum number of Preferred Shares allowed hereunder to the Investor in accordance with the terms and conditions herein (such limitation is referred to as the "Capital Raising Limitation"). The Capital Raising Limitation shall not apply to any transaction involving (i) issuances of securities in an underwritten public offering provided that the prospectus public offering price per share is not less than one hundred twenty-five percent (125%) of the then applicable Ceiling Price (as defined in the Certificate of Designation and appropriately adjusted for any stock split, dividend, combination or other recapitalization), unless otherwise agreed by the Investor, (ii) issuances of securities by the Company as consideration for a merger, consolidation or purchase of assets, (iii) issuances of securities by the Company in connection with any corporate partnering relationship, including but not limited to any license, strategic partnership or joint venture or similar transaction between the Company and a biotechnology or pharmaceutical company, or in connection with the acquisition of rights to technology from academic institutions, (iv) issuances of capital stock, or options or warrants to purchase capital stock, and the capital stock issued pursuant to the exercise of such options or warrants, issued to lessors in connection with equipment financings or similar transactions, (v) issuances of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof, or (vi) the issuances of additional securities, under any Company stock option or restricted stock plan approved by a majority of the Company's disinterested directors.

                      f. Best Efforts. The parties shall use their commercially reasonable best efforts to satisfy timely each of the conditions described in
Section 7 and Section 8 of this Agreement.

                      g. Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to Investor promptly after such filing. The Company shall take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to the Investor pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Investor.

                      h. Use of Proceeds. The Company shall use the proceeds from the Line of Credit only for acquisition(s) of technologies, related assets and/or other companies or entities, as well as for working capital and general corporate expenses associated with such acquisition(s) and/or ongoing support of such technologies, related assets and/or companies or entities.

                      i. Expenses. The Investor shall be responsible for all of its expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Standstill Agreement, the Warrants and all other agreements or documents to be executed in connection herewith and therewith and the transactions contemplated hereby and thereby, including, without limitation, attorneys' and consultants' fees and expenses.

                      j. Reservation of Shares. The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the full conversion of the outstanding Preferred Shares and issuance of the Conversion Shares in connection therewith (based on the applicable Conversion Price of the Preferred Shares in effect from time to time) and for the full exercise of the Warrants in accordance with the terms thereof. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of Conversion Shares issued and issuable upon conversion of the Preferred Shares (based on the Conversion Price of the Preferred Shares then in effect), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares to meet the Company's obligations under this
Section 5(j), in the case of an insufficient number of authorized shares, and using its commercially reasonable best efforts to obtain shareholder approval of an increase in such authorized number of shares.

                      k. Listing. The Company shall, no later than ten (10) business days after the Initial Draw or seventy (70) days after any Subsequent Draw, secure the listing of the Conversion Shares and Common Stock issued or issuable upon exercise of applicable Warrants (the "Warrant Shares") related to such draw upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all such Conversion Shares and Warrant Shares. The Company will obtain and maintain the listing and trading of its Common Stock on the Nasdaq National Market ("Nasdaq"), the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange as may then be applicable, and will comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD.

                      l. Nasdaq Rule 4460(i). So long as the Company's Common Stock is listed for trading on Nasdaq or an exchange or quotation system with a rule substantially similar to Rule 4460(i) of the Rules and Regulations of the NASD ("Rule 4460(i)"), then, notwithstanding anything to the contrary contained herein or in the Certificate of Designation, if, at any time, the aggregate number of Conversion Shares and Warrant Shares then issued (including any shares of capital stock or rights to acquire shares of capital stock issued by the Company which are aggregated or integrated with the Conversion Shares and the Warrant Shares for purposes of such rule), equals 19.99% of the "Outstanding Common Amount" (as defined herein), or the aggregate number of Conversion Shares and Warrant Shares to be issued in a Subsequent Draw pursuant to this Agreement, when added together with already issued Conversion Shares and Warrant Shares, would equal or exceed (including any shares of capital stock or rights to acquire shares of capital stock issued by the Company which are aggregated or integrated with the Conversion Shares and the Warrant Shares for purposes of such rule) 19.99% of the Outstanding Common Amount, the Preferred Shares previously issued pursuant to this Agreement shall, from that time forward, cease to be convertible into Conversion Shares in accordance with the terms of the Certificate of Designation, the outstanding Warrants shall, from that time forward cease to be exercisable, and no additional shares of Preferred Stock or Warrants shall be issued, until such time as the Company (i) has obtained approval of the issuance of the Securities pursuant to this Agreement by a majority of the total votes cast on such proposal, in person or by proxy, by the holders of the then-outstanding Common Stock (not including any shares of Preferred Stock or any Conversion Shares or Warrant Shares held by present or former holders of Preferred Stock that were issued upon conversion of Preferred Stock) (the "Stockholder Approval") or (ii) shall have otherwise obtained permission to allow such issuances, exercises and/or conversions from Nasdaq in accordance with Rule 4460(i). If the Company's Common Stock is not then listed on Nasdaq or an exchange or quotation system that has a rule substantially similar to Rule 4460(i) then the limitations set forth herein shall be inapplicable and of no force and effect. For purposes of this paragraph, "Outstanding Common Amount" means the number of shares of the Common Stock outstanding immediately prior to the Initial Closing.

                      m. Stockholder Meeting. In compliance with SEC rules and regulations, the Company shall, prior to providing the Investor with a Subsequent Closing Notice for the initial Subsequent Draw (but in no event later than June 30, 2000 or such other date as the Company and the Investor may mutually agree), take all action necessary in accordance with Delaware law and its then effective Certificate of Incorporation and Bylaws to convene a regular or special meeting of the Company's stockholders for the purposes of approving the issuance of Securities pursuant to this Agreement and the transactions contemplated hereby.

                      n. Restriction on Short Sales. Investor covenants with the Company that Investor will not engage in any short sales of the Company's Common Stock.

                      o. Transfer of Securities by Investor.

                             (i) As set forth in this Section 5(o), the Investor
shall have limited rights to transfer the Securities before they are registered under the 1933 Act or transferable under Rule 144. Once the Securities are registered under the 1933 Act or transferable under Rule 144, the Investor may transfer the Securities as permitted by federal and state securities laws. Prior to such time, the Investor may transfer the Securities solely to (A) an Affiliate of the Investor (as such term is defined in the Standstill Agreement),
(B) an entity solely in connection with charitable contributions by the Investor or (C) an individual or entity solely for estate planning purposes, provided that (x) written notice is provided to the Company five (5) business days prior to any such assignment, (y) a minimum of 5,000 shares of Preferred Stock are assigned in each instance, and (z) immediately following such assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and the transferee or assignee agrees in writing to be bound by all of the provisions of this Agreement. All other transfers of the Securities are prohibited unless the Investor has obtained the Company's prior written consent.

                             (ii) At least five (5) business days prior to the
date it intends to transfer Securities, the Investor shall deliver to the Company a written notice (the "Transfer Notice") stating: (A) the Investor's bona fide intention to sell or otherwise transfer the Securities; (B) the name and address of each permitted proposed purchaser or other transferee ("Proposed Transferee"); (C) the quantity of Securities to be transferred to each Proposed Transferee; and (D) the terms and conditions of each proposed sale or transfer, including the price. Any such sale or other transfer shall be consummated within 30 days after the date of the Transfer Notice. Any such sale or other transfer shall be effected in accordance with any applicable securities laws and the Proposed Transferee shall agree in writing that the provisions of this Section 5(o) and the remaining restrictions and conditions contained in this Agreement shall continue to apply to the Securities in the hands of such Proposed Transferee. If the Securities described in the Transfer Notice are not transferred to the Proposed Transferee within such period, a new Transfer Notice shall be given to the Company before any Securities held by the Investor may be sold or otherwise transferred.

                      p. Transactions with Affiliates. The Company agrees that to the extent it engages in transactions with Affiliates (as such term is defined in the Standstill

Agreement), it will do so upon fair and reasonable terms, as if the transaction were with an unaffiliated party.

                      q. Board Representation. At such time as the Investor acquires an aggregate of at least Twenty Five Thousand (25,000) shares of Preferred Stock and/or Conversion Shares issued upon conversion of such shares of Preferred Stock, (as adjusted for stock splits, stock dividends and recapitalizations), and for so long as the Investor continues to hold at least that amount of Preferred Stock and/or Conversion Shares, the Investor will be allowed to designate one (1) member of the Company's Board of Directors, provided that the appointment of such designee to the Company's Board of Directors shall be subject to the approval of such designee by the Company's stockholders at each annual meeting of such stockholders, at any meeting of the Company's stockholders at which members of the Company's Board of Directors are to be elected and whenever members of the Company's Board of Directors are to be elected by written consent. Notwithstanding any such election by the Company's stockholders, the Investor hereby agrees that any such designee shall resign from the Company's Board of Directors immediately at such time as the Investor holds less than 25,000 shares of Preferred Stock and/or Conversion Shares issued upon conversion of such shares of Preferred Stock (as adjusted for stock splits, stock dividends and recapitalizations).

               6. TRANSFER AGENT INSTRUCTIONS. The Company shall issue irrevocable instructions to its transfer agent to issue certificates, registered in the name of Investor, for the Conversion Shares in such amounts as specified from time to time by the Investor to the Company upon conversion of the Preferred Shares in accordance with the terms hereof and of the Certificate of Designation (the "Irrevocable Transfer Agent Instructions"). Prior to any registration of the Conversion Shares under the 1933 Act, and Section 1.2 of the Registration Rights Agreement, all such certificates shall bear the restrictive legend specified in Section 3(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 6, and stop transfer instructions to give effect to Section 3(f) hereof (in the case of the Conversion Shares, prior to registration of the Conversion Shares under the 1933 Act), will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Standstill Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way the Investor's obligations and agreement set forth in Section 3(g) hereof to comply with all applicable prospectus delivery requirements, if any, upon resale of the Securities.

               7. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company hereunder (i) to execute this Agreement and (ii) to issue and sell the Preferred Stock and the Warrants to the Investor at each applicable Closing is subject to the satisfaction, at or before the Execution Date and/or the applicable Closing Date, respectively, of each of the following conditions thereto, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

                      a. Representations and Warranties Correct. The representations and warranties made by the Investor in Section 3 hereof shall be true and correct in all material respects on and as of the Execution Date or the applicable Closing Date, respectively, with the same effect as though such representations and warranties had been made on and as of the Execution Date or such Closing Date, respectively.

                      b. Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Investor on or prior to the Execution Date or the applicable Closing Date, respectively, shall have been performed or complied with in all material respects.

                      c. HSR. With respect to Subsequent Closing(s), to the extent the Company and the Investor mutually agree that filings under HSR are necessary in accordance with Section 5(d), then the respective obligations of the Company and the Investor to effect such Subsequent Closing(s) pursuant to this Agreement and the transactions contemplated hereby shall be subject to the expiration or early termination of the waiting period applicable to such HSR filing.

                      d. Stockholder Approval. Prior to the initial Subsequent Draw, the Company shall have obtained stockholder approval of the issuance of Securities pursuant to this Agreement and the transactions contemplated hereby.

                      e. Execution of Documents. As of the Execution Date, the Investor shall have executed this Agreement, the Registration Rights Agreement, the Standstill Agreement and the Initial Closing Warrants and delivered the same to the Company. As of any applicable Closing Date, each such agreement shall remain in full force and effect.

                      f. Line of Credit. The Investor shall have made available the Line of Credit in accordance with Section 1(a) above.

                      g. Certificate of Designation. As of the Execution Date, the Certificate of Designation shall have been accepted for filing with the Secretary of State of the State of Delaware.

                      h. No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

                      i. No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Securities (except as otherwise provided in this Agreement).

                      j. Legal Opinion. With respect to the Execution Date only, the Company shall have received an opinion of the Investor's counsel, dated as of the Execution Date, in substantially the form as Exhibit I attached hereto.

                      k. Compliance Certificate. The Investor shall have delivered to the Company on the Execution Date and each applicable Closing Date, respectively, a certificate executed by a duly authorized officer, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 7(a) and 7(b).

               8. CONDITIONS TO INVESTOR'S OBLIGATIONS. The obligation of the Investor hereunder (i) to execute this Agreement and (ii) to provide the Line of Credit and purchase the Preferred Shares and Warrants is subject to the satisfaction, at or before the Execution Date and/or each applicable Closing Date, of each of the following conditions, provided that these conditions are for Investor's sole benefit and may be waived by Investor at any time in its sole discretion:

                      a. Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 shall be true and correct in all material respects on and as of the Execution Date or the applicable Closing Date, respectively, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same effect as though such representations and warranties had been made on and as of the Execution Date or such Closing Date, respectively, except in all such cases where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a substantial Adverse Effect (a "Substantial Adverse Effect") on the Company and its subsidiaries, taken as a whole, after the Execution Date. The termination of Steven Gillis's relationship with the Company shall be deemed to be a Substantial Adverse Effect. Prior to each Subsequent Closing, the Company will provide the Investor with an updated Schedule of Exceptions, and in the event such updated Schedule of Exceptions reflects the occurrence of a Substantial Adverse Effect, then the existence of such Substantial Adverse Effect must be acceptable to the Investor as a condition of the Investor's obligation to fund such Subsequent Draw under this Agreement.

                      b. Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Execution Date or the applicable Closing Date, respectively, shall have been performed or complied with in all material respects.

                      c. Execution of Documents. As of the Execution Date, the Company shall have executed this Agreement, the Registration Rights Agreement, the Standstill Agreement and the Warrants, and delivered the same to the Investor. As of the applicable Closing Date each such agreement shall remain in full force and effect.

                      d. Certificate of Designation. The Certificate of Designation shall have been accepted for filing with the Secretary of State of the State of Delaware.

                      e. No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

                      f. No Law Prohibiting or Restricting Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Securities (except as otherwise referenced in this Agreement).

                      g. Legal Opinion. With respect to the Execution Date only, the Investor shall have received an opinion of the Company's counsel, dated as of the Execution Date, in substantially the form as Exhibit J attached hereto.

                      h. Compliance Certificate. The Company shall have delivered to the Investor on the Execution Date and each applicable Closing Date, respectively, a certificate executed by a duly authorized officer, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 8(a) and 8(b).

                      i. HSR. With respect to Subsequent Closing(s), to the extent the Company and the Investor mutually agree that filings under HSR are necessary in accordance with Section 5(d), then the respective obligations of the Company and the Investor to effect such Subsequent Closing(s) pursuant to this Agreement and the transactions contemplated hereby shall be subject to the expiration or early termination of the waiting period applicable to such HSR filing.

                      j. Stockholder Approval. Prior to the initial Subsequent Draw, the Company shall have obtained stockholder approval of the issuance of Securities pursuant to the Agreement and the transactions contemplated hereby.

                      k. Insolvency. The Company is not insolvent and no Insolvency Proceeding has been commenced by or against the Company. As used herein, "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief; provided that, with respect to any filing against the Company of a petition in bankruptcy or under any other insolvency law, such filing shall have been pending without dismissal for a period of sixty (60) days or more.

                      l. Reporting Status. The Company shall have filed all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company's status as an issuer required to file reports under the Exchange Act shall be effective.

               9. Waiver in Connection with Substantial Adverse Effect. With respect to any Subsequent Draw, if the Investor determines pursuant to Section 8(a) that a Substantial Adverse Effect has occurred and as a result of that Substantial Adverse Effect, the Investor determines that it will not fund the Subsequent Draw requested by the Company pursuant to the Line of Credit, the Company's and the Investor's rights, obligations and restrictions under this Agreement and the related agreements with respect to the amount of funds requested by the

Company in the applicable Subsequent Closing Notice (the "Additional Funds"), including, without limitation, the Capital Raising Limitation contained in
Section 5(e) of this Agreement, shall be waived and the Company shall be allowed to seek funds in an amount equal to or greater than such Additional Funds from third parties, provided that all rights, obligations and restrictions under this Agreement and the related agreements not in respect of the Additional Funds shall remain in full force and effect. The Company shall have no obligation to the Investor with respect to any funds received from any such third party.

               10.    GOVERNING LAW; MISCELLANEOUS.

                      a. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. The parties hereby submit to the exclusive jurisdiction and venue of the courts located in King County Washington and the United States District Courts of the Western District of Washington.

                      b. Counterparts; Signatures by Facsimile. This Agreement may be executed in counterparts, and each such counterpart shall be deemed an original for all purposes.

                      c. Captions and Headings. The captions and headings of this Agreement are for convenience and ease of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                      d. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                      e. Entire Agreement; Amendment. This Agreement, the Warrants, the Registration Rights Agreement, the Standstill Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against which enforcement of any such amendment, waiver, discharge or termination is sought.

                      f. No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

                      g. Survival. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

                      h. Publicity. The Investor and the Company shall not issue any public statement concerning the transactions contemplated by this Agreement without the reasonable prior written consent of the parties named in such public statement; provided, however, that the parties may disclose the transaction or the terms hereof or thereof from time to time without the approval of the party whose name is disclosed if (i) such approval has been requested and not received and such party concludes (after consulting with counsel) that it is required by law to disclose the transaction or the terms thereof or (ii) to the extent that similar disclosure has been previously approved pursuant to this Section 10(h). Except to the extent required by law, regulation or applicable exchange or Nasdaq rule, the Company shall not make any announcement concerning, or otherwise reference in any public document or public statement, the beneficial owners of Investor. In addition, with respect to any press releases issued by the Company, the Company shall provide copies to the Investor prior to public dissemination thereof and shall consider Investor's comments to such press release, if any, in good faith.

                      i. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                      j. Costs and Expenses. Each party hereto shall pay its own costs and expenses incurred in connection herewith, including the fees of its counsel, auditors and other representatives, whether or not the transactions contemplated herein are consummated.

                      k.     Brokers.

                             (i) The Company has not engaged, consented to or
authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Company hereby agrees to indemnify and hold harmless the Investor from and against all fees, commissions or other payments owing to any party acting on behalf of the Company hereunder.

                             (ii) Investor has not engaged, consented to or
authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Investor hereby agrees to indemnify and hold harmless the Company from and against all fees, commissions or other payments owing to any party acting on behalf of Investor hereunder.

                      l. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

                      If to the Company:

                             Corixa Corporation
                             1124 Columbia Street, Suite 200
                             Seattle, Washington 98104
                             Attention: Steven Gillis, Chairman & Chief
                                        Executive Officer
                             Facsimile: (206) 754-5944

                      With copy to:

                             Venture Law Group
                             4750 Carillon Point
                             Kirkland, WA  98033
                             Attention:  William W. Ericson
                             Facsimile:  (425) 739-8750

                      If to Investor:
                             Castle Gate, L.L.C.
                             2365 Carillon Point
                             Kirkland, WA  98033
                             Attn: Michael Larson, Business Manager

                      With copy to:

                             Mark R. Beatty
                             Preston Gates & Ellis, LLP
                             701 Fifth Avenue, Suite 5000
                             Seattle, WA  98104
                             Facsimile:  (206) 632-7022

               Each party shall provide notice to the other party of any change in address.

                      m. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor Investor shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, the Company may assign its rights hereunder in the event of a merger or consolidation or sale of all or substantially all of the Company's assets without the consent of the Investor. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, the undersigned Investor and the Company have caused this Agreement to be duly executed as of the date first above written.


                                        CORIXA CORPORATION


                                        By:  /s/ Steven Gillis
                                            ------------------------------------
                                            Steven Gillis, Chairman and Chief
                                            Executive Officer


                                        CASTLE GATE, L.L.C.


                                        By: /s/ Michael Larson
                                            ------------------------------------

                                        Name: Michael Larson
                                              ----------------------------------
                                                          (print)

                                        Title: Business Manager
                                              ----------------------------------




                             SIGNATURE PAGE TO THE
                           EQUITY LINE OF CREDIT AND
                         SECURITIES PURCHASE AGREEMENT